Exhibit 4.5
POST HOLDINGS PARTNERING CORPORATION
DESCRIPTION OF SECURITIES
The following summary of the material terms of the securities of Post Holdings Partnering Corporation, a Delaware corporation (“PHPC,” “we,” “us,” “our” or “company”), is not intended to be a complete summary of the rights and preferences of such securities and is subject to, and qualified by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, each incorporated by reference as exhibits to our company’s Annual Report on Form 10-K for the period ended December 31, 2022 (the “Report”), and applicable Delaware law. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities.
Certain Terms
Unless otherwise stated in this exhibit, or the context otherwise requires, references to:
•“amended and restated bylaws” are to our amended and restated bylaws effective May 25, 2021;
•“amended and restated certificate of incorporation” are to our amended and restated certificate of incorporation effective May 26, 2021;
•“combination period” are to the 24-month period following the closing of our initial public offering (or the 27-month period following the closing of our initial public offering if we have executed a letter of intent, agreement in principle or definitive agreement for a partnering transaction within 24 months from the closing of our initial public offering);
•“common stock” are to our Series A common stock, our Series B common stock, our Series C common stock and our Series F common stock;
•“directors” are to our current directors;
•“extension period” are to any extended time that we have to consummate a partnering transaction beyond the combination period as a result of a stockholder vote to amend our amended and restated certificate of incorporation;
•“forward purchase agreement” are to the forward purchase agreement, dated as of May 28, 2021, by and between the company and our sponsor, providing for the purchase from us, at our election, of up to 10,000,000 forward purchase units at a price of $10.00 per unit, each consisting of one forward purchase share and one-third of one forward purchase warrant, by our sponsor in a private placement that will close concurrently with the consummation of our partnering transaction;
•“forward purchase shares” are to the shares of Series B common stock included in the forward purchase units;
•“forward purchase units” are to the units to be acquired by our sponsor, pursuant to the forward purchase agreement, in connection with our partnering transaction;
•“forward purchase warrants” are to the warrants to purchase our shares of Series A common stock included in the forward purchase units;
•“founder shares” are to shares of our Series F common stock initially purchased by our sponsor in a private placement prior to our initial public offering, shares of our Series B common stock issued upon the conversion of such shares of Series F common stock and shares of our Series A common stock issued upon the conversion of such shares of Series B common stock;
•“IPO” are to the consummation of our initial public offering on May 28, 2021 and the underwriters’ exercise in full of their over-allotment option on June 3, 2021;
•“letter agreement” are to the letter agreement, dated as of May 25, 2021, by and among the company, the sponsor and each of the company’s directors and executive officers;
•“management” or our “management team” are to our officers and directors;
•“partnering transaction” are to a merger, share exchange, asset acquisition, share purchase, reorganization or similar partnering transaction with one or more businesses that we have not yet identified;

•“Post” are to Post Holdings, Inc., the parent of our sponsor;
•“private placement shares” are to the shares of Series A common stock sold as part of the private placement units;
•“private placement units” are to the units we issued to our sponsor in private placements that closed simultaneously with the closing of our initial public offering and the underwriters’ exercise in full of their over-allotment option and to units to be issued upon conversion of working capital loans, if any;
•“private placement warrants” are to the warrants sold as part of the private placement units;
•“public shares” are to shares of our Series A common stock sold as part of the public units (whether they were purchased in our IPO or thereafter in the open market);
•“public stockholders” are to the holders of our public shares, including our sponsor, officers and directors to the extent our sponsor, officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;
•“public units” are to the units we sold in our IPO;
•“public warrants” are to our warrants sold as part of the public units (whether they were purchased in our IPO or thereafter in the open market);
•“sponsor” are to PHPC Sponsor, LLC, a Delaware limited liability company and wholly-owned subsidiary of Post;
•“trust account” are to the trust account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee;
•“warrant agreement” are to the warrant agreement, dated as of May 28, 2021, by and between the company and Continental Stock Transfer & Trust Company;
•“warrants” are to the public warrants, the forward purchase warrants and the private placement warrants; and
•“we,” “us” and “our” are also to members of PHPC’s management team, where applicable.
General
We are a Delaware corporation and our affairs are governed by our amended and restated certificate of incorporation and the General Corporation Law of the State of Delaware (the “DGCL”). As of May 26, 2021, pursuant to our amended and restated certificate of incorporation, we are authorized to issue 500,000,000 shares of Series A common stock, par value $0.0001 per share (“Series A common stock”), 80,000,000 shares of Series B common stock, par value $0.0001 per share (“Series B common stock”), 40,000,000 shares of Series C common stock, par value $0.0001 per share (“Series C common stock”), 40,000,000 shares of Series F common stock, par value $0.0001 per share (“Series F common stock”) and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share.
Our public units, public shares and public warrants are each traded on the New York Stock Exchange (the “NYSE”) under the symbols “PSPC.U,” “PSPC” and “PSPC WS,” respectively. Our public units commenced public trading on May 28, 2021. Our public shares and public warrants began separate trading on July 16, 2021.
The following description summarizes certain terms of our capital stock as set out more particularly in our amended and restated certificate of incorporation, our amended and restated bylaws and the warrant agreement. Because it is only a summary, it may not contain all of the information that is important to you.
Units
Public Units
Each public unit had an offering price of $10.00 and consists of one public share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Series A common stock at a price of $11.50 per share, subject to certain adjustments. Pursuant to the warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of the company’s Series A common stock. This means only a whole public warrant may be exercised by a public warrant holder following the consummation of our partnering transaction, as described below.

The public shares and public warrants constituting the public units began separate trading on July 16, 2021 and, following such date, holders have the option to continue to hold public units or separate their public units into the component securities. Holders need to have their brokers contact our transfer agent in order to separate the public units into public shares and public warrants. Additionally, the public units will automatically separate into their component parts and will not be traded after completion of our partnering transaction. No fractional public warrants will be issued upon separation of the public units and only whole public warrants will trade. Accordingly, unless a holder is separating at least three public units, such holder will not be able to receive or trade a whole public warrant.
Private Placement Units
In connection with our initial public offering, our sponsor acquired 1,000,000 private placement units at a price of $10.00 per unit. Following our initial public offering, in connection with the underwriters’ full exercise of their over-allotment option, our sponsor acquired an additional 90,000 private placement units, and now holds, collectively, an aggregate of 1,090,000 private placement units. Each private placement unit consists of one share of Series A common stock and one-third of one warrant. The terms of the private placement units are generally identical to the terms of the public units issued in our IPO, except, so long as they are held by our sponsor or its permitted transferees, that the private placement units, the private placement shares and the private placement warrants (or shares of Series A common stock issued or issuable upon exercise of the private placement warrants) may not be transferred, assigned or sold by our sponsor until 30 days after the completion of the company’s partnering transaction (with certain exceptions).
In order to fund working capital deficiencies or finance transaction costs in connection with an intended partnering transaction, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $2,500,000 of such loans may be convertible into units of the post-partnering transaction entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units issued to our sponsor.
Forward Purchase Units
Prior to our initial public offering, we entered into a forward purchase agreement pursuant to which our sponsor agreed to acquire from us, at our election, up to 10,000,000 forward purchase units for $10.00 per forward purchase unit (up to $100,000,000 in the aggregate), in connection with our partnering transaction. Each forward purchase unit consists of one forward purchase share and one-third of one forward purchase warrant, and will be sold in a private placement that will close concurrently with the consummation of our partnering transaction. The terms of the forward purchase warrants will generally be identical to the terms of the public warrants included in the public units that were issued in our IPO.
Common Stock
As of March 20, 2023, there were 44,215,000 shares of our common stock outstanding, including:
•35,590,000 shares of our Series A common stock (which includes the public shares underlying any public units and the private placement shares underlying the private placement units); and
•8,625,000 shares of our Series F common stock held by our sponsor.
Voting Rights
Prior to our partnering transaction, holders of our Series A common stock, holders of our Series B common stock, if any, and holders of our Series F common stock are entitled to one vote for each share on all matters to be voted on by stockholders, including any vote in connection with our partnering transaction, and vote together as a single class; provided that, prior to our partnering transaction, only holders of our Series F common stock have the right to elect our directors. These provisions of our amended and restated certificate of incorporation may only be amended if approved by holders of more than 50% of the total voting power of the outstanding shares of our common stock entitled to vote thereon as well as more than 50% of the outstanding shares of our Series F common stock. In addition, prior to our partnering transaction and so long as any shares of our Series F common stock remain outstanding, the rights, powers and preferences provided by our amended and restated certificate of incorporation to our Series B common stock may be amended only if approved by the holders of a majority of the outstanding shares of our Series F common stock.
Following our partnering transaction, holders of our Series A common stock and holders of our Series B common stock will generally vote together as a single class on matters presented for a stockholder vote, except as required by Delaware law or stock exchange rule, with each share of Series A common stock entitling the holder to one vote per share and each share of Series B common stock entitling the holder to ten votes per share.

Holders of our Series C common stock are not entitled to any voting powers, except as otherwise required by applicable law or stock exchange rule. When so required, holders of our Series C common stock are entitled to 1/100th of a vote for each share of such stock held.
While our Series A, Series B and Series C common stock capital structure with its low vote, high vote and no vote, respectively, features differs from the typical capital structure of many other special purpose acquisition companies, we expect to maintain this capital structure following our partnering transaction. Any change to these voting features would require an amendment to our amended and restated certificate of incorporation.
Prior to our partnering transaction, the affirmative vote of holders of a majority of the outstanding shares of our Series F common stock is required to approve the election of directors. Following the consummation of our partnering transaction, our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that, prior to our partnering transaction, the holders of more than 50% of our Series F common stock voted for the election of directors can elect all of the directors.
Because our amended and restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Series A common stock, if we were to enter into a partnering transaction, we may (depending on the terms of such a partnering transaction) be required to increase the number of shares of common stock which we are authorized to issue at the same time as our stockholders vote on the partnering transaction to the extent we seek stockholder approval in connection with our partnering transaction.
Annual Meeting
In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purpose of electing directors in accordance with our amended and restated bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the completion of our partnering transaction, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the completion of our partnering transaction, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.
Redemption Rights
We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our partnering transaction at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the completion of our partnering transaction, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to certain limitations. The amount in the trust account is initially anticipated to be $10.00 per public share. The per-share amount we will distribute to public stockholders who properly redeem their public shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Our sponsor, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to (i) any shares of our Series A common stock and founder shares held by them in connection with the completion of our partnering transaction and (ii) certain amendments to our amended and restated certificate of incorporation. Permitted transferees of our sponsor, executive officers and directors will be subject to the same obligations.
Unlike some blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their partnering transactions and provide for related redemptions of public shares for cash upon completion of such partnering transactions even when a vote is not required by applicable law or stock exchange rule, if a stockholder vote is not required by applicable law or stock exchange rule and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which regulates issuer tender offers, and file tender offer documents with the United States Securities and Exchange Commission (the “SEC”) prior to completing our partnering transaction. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about the partnering transaction and the redemption rights as is required under the SEC’s proxy rules. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

If we seek stockholder approval, we will complete our partnering transaction only if a majority of the outstanding shares of our common stock entitled to vote are voted in favor of the partnering transaction, subject to any other vote required by applicable law. A quorum for such meeting will consist of the holders present in person or by proxy of shares of our outstanding capital stock representing a majority of all outstanding shares of capital stock of the company entitled to vote at such meeting. However, the participation of our sponsor, officers, directors or advisors in privately negotiated transactions (as described in the Report), if any, could result in the approval of our partnering transaction even if a majority of our public stockholders vote, or indicate their intention to vote, against such partnering transaction. For purposes of seeking approval of the majority of our outstanding shares of common stock for the purposes of our partnering transaction, non-votes will have no effect on the approval of our partnering transaction once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our partnering transaction. These quorum and voting thresholds, and agreements, may make it more likely that we will consummate our partnering transaction.
If we seek stockholder approval of our partnering transaction and we do not conduct redemptions in connection with our partnering transaction pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares sold in our IPO (the “Excess Shares”) without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our partnering transaction. Our public stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our partnering transaction, and such public stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such public stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the partnering transaction. And, as a result, such public stockholders will continue to hold that number of public shares exceeding 15% of the public shares sold in our IPO and, in order to dispose of such public shares, would be required to sell their stock in open market transactions, potentially at a loss.
If we seek stockholder approval in connection with our partnering transaction, our sponsor, executive officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, and their permitted transferees will agree, to vote their shares of our common stock held by them in favor of our partnering transaction. As a result, in addition to our sponsor’s founder shares, private placement shares and public shares, we would need 8,392,501, or 27.5% (assuming all outstanding shares are voted), or none (assuming only the minimum number of shares representing a quorum are voted), of the 30,500,000 public shares sold in our IPO to investors other than our sponsor to be voted in favor of a partnering transaction in order to have such partnering transaction approved. Additionally, each public stockholder may elect to redeem its public shares without voting and, if it does vote, irrespective of whether it votes for or against the proposed transaction.
Liquidation Rights
Pursuant to our amended and restated certificate of incorporation, if we have not completed our partnering transaction within the combination period or during any extension period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, executive officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our partnering transaction within the combination period or during any extension period (although our sponsor, executive officers and directors will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our partnering transaction within the prescribed time frame).

General
In the event of a liquidation, dissolution or winding up of the company after a partnering transaction, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our partnering transaction, subject to certain limitations.
Founder Shares
The founder shares are identical to the public shares, except that: (1) prior to our partnering transaction, only holders of our Series F common stock have the right to vote on the election of directors; (2) shares of our Series F common stock are automatically convertible into shares of our Series B common stock at the time of our partnering transaction, or earlier at the option of the holder, on a one-for-one basis, and, prior to and following our partnering transaction, each share of Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock; (3) following our partnering transaction, holders of our Series B common stock and holders of our Series A common stock will vote together as a single class, with each share of Series B common stock having ten votes per share and each share of Series A common stock having one vote per share, except as required by Delaware law or stock exchange rule; (4) the founder shares are subject to certain transfer restrictions, as described in more detail below; (5) our sponsor, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive: (a) their redemption rights with respect to our common stock held by them in connection with the completion of our partnering transaction; (b) their redemption rights with respect to our common stock held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with our partnering transaction or to redeem 100% of our public shares if we have not consummated our partnering transaction within the combination period or (ii) with respect to any other provision relating to stockholders’ rights or pre-partnering transaction activity; and (c) their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our partnering transaction within the combination period or during any extension period (although our sponsor, officers and directors will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our partnering transaction within the prescribed time frame); and (6) the holders of founder shares are entitled to registration rights. If we submit our partnering transaction to our public stockholders for a vote, our sponsor, executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote all founder shares, private placement shares and public shares held by them, whether purchased during or after our initial public offering, in favor of our partnering transaction.
With certain exceptions, the founder shares are not transferable, assignable or salable until the earlier of: (A) one year after the completion of our partnering transaction and (B) subsequent to our partnering transaction, (x) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of our Series A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our partnering transaction.
Private Placement Shares
The private placement shares are shares of Series A common stock sold as part of the private placement units. The terms of the private placement shares are generally identical to the terms of the shares of Series A common stock included in the public units that were issued in our IPO, except, so long as they are held by our sponsor or its permitted transferees, that the private placement shares may not be transferred, assigned or sold by our sponsor until 30 days after the completion of the company’s partnering transaction (with certain exceptions).

Preferred Stock
Our amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, applicable to the shares of each series. Our board of directors is authorized to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we may do so in the future.
Warrants
Public Warrants and General Warrant Terms
Each whole warrant entitles the registered holder to purchase one share of Series A common stock at a price of $11.50 per share, subject to certain adjustments, at any time commencing on the later of 12 months from the closing of our initial public offering and 30 days after the completion of our partnering transaction, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Series A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants have been issued upon separation of any units and only whole warrants will, and only whole public warrants currently, trade. Accordingly, unless a holder is separating a multiple of three units, the number of warrants issuable upon separation of such units will be rounded down to the nearest whole number of warrants. The warrants will expire five years after the completion of our partnering transaction, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Series A common stock pursuant to the exercise of a warrant and we have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Series A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise has been registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In no event will we be required to net cash settle any warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Series A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the consummation of our partnering transaction, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following our partnering transaction to have declared effective, a registration statement covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Series A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Series A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Series A common stock equals or exceeds $18.00
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;

•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the last reported sale price of our Series A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem warrants even if the holders are otherwise unable to exercise their warrants.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Series A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 warrant exercise price after the redemption notice is issued.
No fractional shares of Series A common stock will be issued upon exercise of the warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Series A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than our shares of Series A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our partnering transaction), the warrants may be exercised for such security.
Redemption procedures and cashless exercise
If we call the warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Series A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Series A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Series A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares of Series A common stock per warrant. The “fair market value” for this purpose shall mean the volume weighted average price of our Series A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Series A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our partnering transaction. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our shares of Series A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments
If the number of outstanding shares of Series A common stock is increased by a stock dividend or share distribution payable in shares of Series A common stock to holders of our Series A common stock, or by a stock split of shares of Series A common stock or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Series A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the number of outstanding shares of Series A common stock. If the company effects a rights offering to all holders of shares of Series A common stock entitling holders to purchase shares of Series A common stock at a price per share less than the fair market value, and at such time each warrant is exercisable only for Series A common stock, then the number of shares of Series A common stock issuable on exercise of each warrant shall be increased based on the following formula:
where,
WS0 = the Warrant Share Number (as defined in the warrant agreement) in effect immediately prior to the open of business on the Ex-Dividend Date (as defined in the warrant agreement) for such rights offering;
WS’ = the Warrant Share Number in effect immediately after the open of business on such Ex-Dividend Date;
OS0 = the number of shares of Series A common stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X = the total number of shares of Series A common stock issuable pursuant to such rights that are distributed to holders of Series A common stock; and
Y = the number equal to the aggregate price payable to exercise in full such rights that are distributed to holders of shares of Series A common stock divided by the fair market value.
For these purposes (1) if the rights offering is for securities convertible into or exercisable for shares of Series A common stock, in determining the price payable for shares of Series A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of Series A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Series A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Series A common stock on account of such shares of Series A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of our Series A common stock in connection with a proposed partnering transaction, (d) to satisfy the redemption rights of the holders of shares of our Series A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (I) to modify the substance or timing of our obligation to allow redemptions in connection with our partnering transaction or to redeem 100% of our public shares if we do not complete our partnering transaction within the combination period or during any extension period or (II) with respect to any other provision relating to stockholders’ rights or pre-partnering transaction activity or (e) in connection with the redemption of our public shares upon our failure to complete our partnering transaction and any subsequent distribution of our assets upon our liquidation, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Series A common stock in respect of such event.

If the number of outstanding shares of our Series A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Series A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Series A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Series A common stock.
Whenever the number of shares of Series A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Series A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Series A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Series A common stock or equity-linked securities convertible, exercisable or exchangeable for Series A common stock, excluding forward purchase units, for capital raising purposes in connection with the consummation of our partnering transaction at an issue price or effective issue price of less than $9.20 per share of Series A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances, excluding the forward purchase units, represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our partnering transaction on the date of the completion of our partnering transaction (net of redemptions), and (z) the volume-weighted average trading price of our Series A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our partnering transaction (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per share of Series A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of Series A common stock (other than those described above or that solely affects the par value of such shares of Series A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Series A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Series A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash without interest) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Series A common stock by the company if a proposed partnering transaction is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Series A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Series A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Series A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
Other provisions
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the Report, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not materially adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or forward purchase warrants or any provision of the warrant agreement solely with respect to the private placement warrants or forward purchase warrants will also require the vote or written consent of at least 50% of the then outstanding private placement warrants or forward purchase warrants, respectively. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrant holders do not have the rights or privileges of holders of Series A common stock and any voting rights until they exercise their warrants and receive shares of Series A common stock. After the issuance of shares of Series A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement or the warrants will be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act, but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. You should review a copy of the warrant agreement, which is filed as an exhibit to the Report, for a complete description of the terms and conditions applicable to the warrants.
Private Placement Warrants
The private placement warrants are identical to the public warrants sold as part of the public units in our IPO except that, so long as they are held by our sponsor or its permitted transferees: (1) they are not redeemable by us; (2) they (including our Series A common stock issuable upon exercise of these private placement warrants) may not be transferred, assigned or sold by our sponsor until 30 days after the completion of our partnering transaction (with certain exceptions); (3) they may be exercised by the holders on a cashless basis; and (4) the holders thereof (including with respect to the shares of common stock issuable upon exercise of these private placement warrants) are entitled to registration rights. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants included in the public units sold in our IPO.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their private placement warrants for that number of shares of Series A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Series A common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants, by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average last reported sale price of our shares of Series A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The reason that we have agreed that these private placement warrants will be exercisable on a cashless basis so long as they are held by our sponsor and its permitted transferees is because it is not known at this time whether our sponsor will cease to be affiliated with us following a partnering transaction. If our sponsor remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We expect to have policies in place following our partnering transaction that prohibit insiders from selling our securities except during specific periods of time.

Forward Purchase Warrants
The terms of the forward purchase warrants included in the forward purchase units will generally be identical to the terms of the public warrants included in the public units that were issued in our IPO.
Dividends
Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our partnering transaction. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our partnering transaction. The payment of any cash dividends subsequent to our partnering transaction will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating, and does not anticipate declaring, any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our partnering transaction, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Our Amended and Restated Certificate of Incorporation
Our amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to us until the completion of our partnering transaction. These provisions (other than amendments relating to the appointment of directors prior to our partnering transaction, which require the approval of holders of more than 50% of the total voting power of the outstanding shares of our common stock entitled to vote thereon as well as more than 50% of the outstanding shares of our Series F common stock) cannot be amended without the approval of the holders of at least 66-2⁄3% of the total voting power of our outstanding capital stock, except in limited circumstances. Our sponsor, who beneficially owns approximately 31% of the shares of our common stock outstanding, may participate in any vote to amend our amended and restated certificate of incorporation and has the discretion to vote in any manner it chooses. Prior to our partnering transaction, the affirmative vote of holders of a majority of the outstanding shares of our Series F common stock is required to approve the election of directors. Specifically, our amended and restated certificate of incorporation provides, among other things, that:
•if we have not completed our partnering transaction within the combination period or any extension period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law;

•prior to our partnering transaction, we may not issue additional shares of capital stock that would entitle the holders thereof to: (1) receive funds from the trust account or (2) vote pursuant to our amended and restated certificate of incorporation on any partnering transaction;
•if a stockholder vote on our partnering transaction is not required by applicable law or stock exchange rule and we do not decide to hold a stockholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our partnering transaction which contain substantially the same financial and other information about our partnering transaction and the redemption rights as is required under Regulation 14A of the Exchange Act;
•as long as our securities are listed on the NYSE, our partnering transaction must occur with one or more target businesses that have an aggregate fair market value equal to at least 80% of the value of the trust account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our partnering transaction;
•if our stockholders approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our partnering transaction or to redeem 100% of our public shares if we do not complete our partnering transaction within the combination period or any extension period or (B) with respect to any other provision relating to stockholders’ rights or pre-partnering transaction activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares; and
•we will not effectuate our partnering transaction solely with another blank check company or a similar company with nominal operations.
In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
Certain Anti-Takeover Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws
DGCL Section 203 Opt Out
We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation provides that Post, our sponsor and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to do not constitute “interested stockholders” for purposes of this provision.
Authorized Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special Meeting of Stockholders
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called (i) upon the written request of the holders of not less than 66-2⁄3% of the total voting power of our outstanding capital stock and preferred stock, (ii) prior to the consummation of the partnering transaction, upon the written request of the holders of not less than a majority of the then outstanding shares of our Series F common stock or (iii) at the request of not less than 75% of the members of the board of directors then in office.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.
Action by Written Consent
After the date on which our sponsor, Post and its other subsidiaries beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of capital stock of the company, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that prior to our partnering transaction, only holders of our shares of Series F common stock have the right to elect our directors. Upon the consummation of our partnering transaction, our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person other than our sponsor can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings of stockholders following our partnering transaction.

Our amended and restated certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, following the consummation of our partnering transaction, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
Prior to our partnering transaction, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote or written consent of the holders of a majority of our shares of Series F common stock. Following the consummation of our partnering transaction, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Actions Requiring Supermajority Stockholder Vote
Subject to certain exceptions set forth in the amended and restated certificate of incorporation and the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66-2⁄3% of the total voting power of all then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for us to take any action to authorize (i) the amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation or the addition or insertion of other provisions thereto, except (a) for those as to which the laws of the State of Delaware, as then in effect, do not require stockholder consent or (b) where at least 75% of the members of the board of directors then in office have approved such change; (ii) the adoption, amendment or repeal of any provision of our amended and restated bylaws, except by the board of directors in accordance with our amended and restated certificate of incorporation; (iii) the merger or consolidation of us with or into any other corporation (including pursuant to Section 251(h) of the DGCL) unless (a) the laws of the State of Delaware, as then in effect, do not require consent by our stockholders (other than Section 251(h) of the DGCL) or (b) at least 75% of the members of the board of directors then in office have approved; (iv) the sale, lease or exchange of all, or substantially all, of our property or assets, unless at least 75% of the members of the board of directors then in office have approved; or (v) our dissolution, unless approved by at least 75% of the members of the board of directors then in office. However, if we seek stockholder approval of our partnering transaction such stockholder approval will not be subject to the foregoing.
Supermajority of Board of Directors Permitted to Amend Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws authorize our board of directors to adopt, amend or repeal our amended and restated bylaws by the affirmative vote of not less than 75% of the members of the board of directors then in office.
Series F Common Stock Consent Right
Prior to the consummation of our partnering transaction, for so long as any shares of our Series F common stock remain outstanding, we will not have the power, without the prior vote or written consent of the holders of a majority of voting power of the shares of our Series F common stock then outstanding, voting separately as a single class, to amend, alter or repeal any provision of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of our Series B common stock. Any action required or permitted to be taken at any meeting of the holders of our Series F common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Series F common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our Series F common stock were present and voted.

Exclusive Forum for Certain Lawsuits
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court within the State of Delaware or, if no state court in Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner within the meaning of Section 13(d) of the Exchange Act) to bring (1) any derivative action, suit or proceeding brought or purportedly brought on behalf of our company, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, stockholder, officer, employee or agent of our company to our company or our stockholders, or any claim of aiding and abetting such breach, (3) any action, suit or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws, (5) any action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine, (6) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (7) any action, suit or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL; in all cases, subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the provisions of this paragraph will not apply to any actions arising under the Securities Act or the Exchange Act or otherwise arising under federal securities laws, for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing amended and restated certificate of incorporation provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which they apply, these provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, stockholders or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders or other employees. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Securities Eligible for Future Sale
Immediately after our IPO we have 44,215,000 shares of common stock outstanding. Of these shares, the 34,500,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 8,625,000 outstanding founder shares and all of the 1,090,000 outstanding private placement units are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
Upon the closing of the sale of the forward purchase units, all forward purchase shares and forward purchase warrants will be restricted securities under Rule 144. Otherwise, the forward purchase units will not be subject to any transfer restrictions.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that: (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of common stock then outstanding, which will equal 442,150 shares; or
•the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than partnering transaction related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our sponsor will be able to sell its founder shares, private placement shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our partnering transaction.
Registration Rights
The holders of the founder shares, private placement shares, private placement warrants and shares and warrants that may be issued in connection with the forward purchase agreement or upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the private placement warrants, forward purchase warrants or warrants issued upon conversion of working capital loans and upon conversion of the founder shares and the forward purchase shares) will be entitled to registration rights with respect to private placement shares, private placement warrants, shares and warrants that may be issued in connection with the forward purchase agreement or upon conversion of working capital loans, warrants purchased by them in the open market and shares of Series A common stock purchased by them in the open market, including in our IPO, or issuable upon (1) conversion of the founder shares, (2) exercise of the private placement warrants, (3) conversion of the forward purchase shares and shares of Series B common stock purchased in connection with our partnering transaction (if any), (4) exercise of the forward purchase warrants and (5) exercise of warrants issued upon conversion of working capital loans (if any), pursuant to an investor rights agreement and forward purchase agreement that require us to register such securities for resale. The holder of these securities will be entitled to make up to three demands in any 12-month period under each agreement, excluding short form registration demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our partnering transaction and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, both the investor rights agreement and the forward purchase agreement provide that we will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. We will bear the expenses incurred in connection with the filing of any such registration statements.

The investor rights agreement also provides that our sponsor will be entitled, upon consummation of our partnering transaction, to nominate three individuals for appointment to our board of directors, as long as our sponsor holds any securities covered by the registration rights described in the paragraph above.